Exhibit 10.1

NUTRISYSTEM, INC.

AMENDED AND RESTATED NUTRISYSTEM, INC.

2008 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

(Name)

This PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT (the “Agreement”), dated as of [            ] [    ], [        ] (the “Date of Grant”), is delivered by NutriSystem, Inc. (the “Company”) to [                    ] (the “Grantee”).

RECITALS

A. The Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan (the “Plan”) permits the grant of performance-based restricted stock units.

B. The Compensation Committee of the Board of Directors of the Company has determined that the Grantee is eligible to participate in the Plan and has approved this Grant under the Plan.

C. Except as otherwise defined in this Agreement, capitalized terms used herein shall have the meanings set forth in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Performance-Based Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Grantee [                    ] performance-based restricted stock units (the “Performance Units”). The Performance Units are contingently awarded and will become vested and distributable if and only to the extent that the performance goals and other conditions set forth in this Agreement are met. Each Performance Unit shall be a phantom right and shall be equivalent to one share of Company Stock on the applicable distribution date, as described in Paragraph 3 below. The number of Performance Units set forth above is equal to the number of Performance Units that will vest upon achievement of the target level of performance (the “Target Award”).

2. Vesting.

(a) Subject to the other provisions of this Paragraph 2, the Performance Units shall vest as of December 31, [      ] (the “Service Date”) to the extent determined by the Committee based on the attached Exhibit A. Any Performance Units that do not vest due to failure to fully satisfy the applicable performance goal(s) or service condition(s) shall be forfeited and the Grantee shall not have any further rights with respect to those Performance Units.

(b) If the Grantee’s service with the Employer ceases prior to the Service Date due to the Grantee’s death or “total disability” (as defined below), the Grantee shall become vested in a pro-rata portion of the Performance Units. The pro-rata portion shall be determined by multiplying (i) the Target Award by (ii) a fraction, (A) the numerator of which is the number of days of continuous service performed by the Grantee for the Employer during the period beginning January 1, [      ] and ending on the Service Date (the “Performance Period”), and (B) the denominator of which is [the number of calendar days in the Performance Period]. Any Performance Units that do not vest in connection with such death or total disability shall be forfeited as of the date the Grantee’s service ceases and the Grantee shall not have any further rights with respect to those Performance Units.

(c) If the Grantee’s service with the Employer ceases prior to the Service Date due to (i) a termination by the Employer without “cause” (as defined below), or (ii) a resignation by the Grantee with “good reason” (as defined below), then the Grantee shall become vested as of the Service Date in a number of Performance Units determined by multiplying (A) the number of Performance Units that would otherwise have then vested under Paragraph 2(a) above (but for the cessation of the Grantee’s service), by (B) a fraction, (1) the numerator of which is the number of days of continuous service performed by the Grantee for the Employer during the Performance Period, and (2) the denominator of which is [the number of calendar days in the Performance Period], subject to the Grantee’s execution and delivery of a general release of claims against the Company and its affiliates in a form prescribed by the Company and subject further to that release becoming irrevocable within 45 days following the Grantee’s cessation of service. Any Performance Units that cannot vest because of the pro-ration described above will be forfeited as of the date the Grantee’s service ceases and the Grantee shall not have any further rights with respect to those Performance Units. Any Performance Units that do not vest because of the failure to fully satisfy the applicable performance goal(s) shall be forfeited as of the Service Date and the Grantee shall not have any further rights with respect to those Performance Units.

(d) If prior to the Service Date the Grantee’s employment or service with the Employer ceases for any reason other than those described in Paragraphs 2(b) or 2(c) above, or if the Grantee’s service is terminated by the Employer for cause (or due to a resignation by the Grantee in anticipation of a termination for cause) after the Service Date and before the payment date described below in Paragraph 3, all the Performance Units shall be immediately forfeited and the Grantee shall not have any further rights with respect to this Grant.

(e) For purposes of this Agreement:

(i) “cause” will have the meaning defined in any employment agreement, offer letter or similar agreement between the Employer and the Grantee or, in the absence of such an agreement: (A) the Grantee’s conviction of a felony, or (B) a determination of the Committee that the Grantee has: (1) committed an act of fraud, embezzlement or theft, (2) caused intentional damage to the property of the Employer, (3) materially breached any agreement with the Employer, any duty owed to the Company or its stockholders or any published policy of the Employer, which breach (if curable) is not cured within 30 days after receiving written notice from the Employer identifying the breach, or (4) engaged in gross misconduct or gross negligence in the course of employment or service.

(ii) “good reason” will have the meaning defined in any employment agreement, offer letter or similar agreement between the Employer and the Grantee or, in the absence of such an agreement: (A) a material diminution of the Grantee’s title, authority or duties, (B) a material reduction in the Grantee’s base salary, or (C) a relocation by more than 50 miles of the Grantee’s principal worksite; provided that, any such event will constitute “good reason” only if the Grantee notifies the Employer in writing of such event within 90 days following the initial occurrence thereof, the Employer fails to cure such event within 30 days after receipt from the Grantee of that written notice, and the Grantee resigns his or her employment within 30 days following the expiration of that cure period.

(iii) “total disability” means a condition entitling the Grantee to benefits under any long-term disability plan or policy maintained or funded by the Employer.

3. Time and Form of Payment with Respect to Performance Units. The Grantee shall receive a distribution with respect to vested Performance Units within two and one-half months following the applicable vesting date (i.e., the Service Date, for Performance Units vesting pursuant to Paragraphs 2(a) or 2(c), or the date of cessation of the Grantee’s service, for Performance Units vesting pursuant to Paragraph 2(b)). The Performance Units will be distributed in shares of Company Stock, with each vested Performance Unit representing the right to receive one share of Company Stock.

4. Dividend Equivalents. At the same time that the Performance Units are converted to shares of Company Stock and distributed to the Grantee as set forth in Paragraph 3 above, the Company shall pay to the Grantee a lump sum cash payment equal to the sum of the dividends that would have been payable between the Date of Grant and the date of such distribution with respect to a number of shares of Company Stock equal to the number of shares then distributable (equitably adjusted by the Committee to take into account any stock splits, reverse splits, mergers, recapitalizations or similar events occurring during such period). If or to the extent the Performance Units are forfeited, dividend equivalent payments will not be made under this Paragraph.

5. Dissolution or Liquidation; Sale or Merger. The provisions of the Plan applicable to a dissolution, liquidation, sale or merger of the Company shall apply to this Grant, and in the event of a dissolution, liquidation, sale or merger of the Company or any similar event or transaction, the Committee may shorten the Performance Period and accelerate settlement of this Grant based on performance through the end of such abbreviated performance period or take such other actions as it deems appropriate and consistent with the Plan.

6. Acknowledgment by Grantee. By accepting this Grant, the Grantee acknowledges that with respect to any right to distribution and payment pursuant to this Grant, the Grantee is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Grantee hereby covenants for him or herself, and anyone at any time claiming through or under the Grantee, not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. The Grantee also hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Grantee further agrees to be bound by the determinations and decisions of the Committee with respect to this Grant and the Plan and the Grantee’s rights to benefits under this Grant and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under this Grant and the Plan on behalf of the Grantee.

7. Restrictions on Issuance or Transfer of Shares of Company Stock.

(a) The obligation of the Company to deliver shares of Company Stock hereunder shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of shares of Company Stock and the payment of cash to the Grantee pursuant to this Grant, if any, are subject to any applicable taxes and other laws or regulations of the United States and of any state having jurisdiction thereof.

(b) As a condition to the receipt of any shares of Company Stock upon distribution of the earned and vested Performance Units, the Grantee (i) agrees to be bound by the Company’s policies, including, but not limited to, the Company’s Insider Trading Policy, Clawback Policy, Anti-Hedging Policy and Stock Ownership Guidelines, and (ii) understands that there may be certain times during the year that the Grantee will be prohibited from selling, transferring, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares.

8. Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Grant and the terms of the Plan, the terms of the Plan will control. This Grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder and the Grantee’s acceptance of this Grant is the Grantee’s agreement to be bound by the interpretations and decisions of the Committee with respect to this Agreement and the Plan.

9. No Rights as Stockholder. The Grantee shall not have any rights as a stockholder of the Company, including the right to any cash dividends (except as provided in Paragraph 4 hereof) or the right to vote, with respect to any Performance Units.

10. No Rights to Continued Employment or Service. This Grant shall not confer upon the Grantee any right to be retained in the employment or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

11. Confidential Information, Non-Competition and Non-Solicitation. The Grantee reaffirms and acknowledges his or her obligations under the Nondisclosure and Noncompete Agreement for Management Employees.

12. Assignment and Transfers. No Performance Units or dividend equivalents awarded to the Grantee under this Agreement may be transferred, assigned, pledged, or encumbered by the Grantee and the Performance Units and dividend equivalents shall be distributed during the lifetime of the Grantee only for the benefit of the Grantee. Any attempt to transfer, assign, pledge, or encumber the Performance Units or dividend equivalents under this Grant by the Grantee shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Grant may be assigned by the Company without the Grantee’s consent.

13. Withholding. The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant, vesting and distribution of the Performance Units and dividend equivalents. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the distribution of shares of Company Stock under this Grant by having shares of Company Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. Notwithstanding anything to the contrary herein or the Plan, until the Grantee has satisfied the Employer’s withholding obligation with respect to this Grant, the Grantee shall not have any rights to sell or transfer any shares of Company Stock that have been distributed to the Grantee pursuant to Paragraph 3 above.

14. Effect on Other Benefits. The value of this Grant and the shares of Company Stock and dividend equivalents potentially distributable hereunder shall not be considered eligible earnings for purposes of any other plan maintained by the Company or the Employer, and such value shall not be considered part of the Grantee’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

15. Applicable Law. The validity, construction, interpretation and effect of this Grant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

16. Notice. Notices permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier addressed, in the case of the Company, c/o its General Counsel at its principal executive office and, in the case of the Grantee, to his or her most recent address set forth in the personnel records of the Company.

17. Entire Agreement. This Agreement represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.

18. Amendment. This Agreement cannot be changed, modified, extended or terminated except upon written amendment executed by the parties hereto. Any such written amendment must be approved by the Committee or its delegate to be effective against the Company.

19. Consent to Electronic Delivery. The Grantee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Grant, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this Paragraph may be revoked by the Grantee at any time by written notice to the Company.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has placed his or her signature hereon, on this     day of [            ], [      ].

Attest:	NUTRISYSTEM, INC.

By:	By:
Name:	Name:
Title:	Title:

I hereby accept the grant of Performance Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee: [NAME]